UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 29, 2013

Commission File Number:  001-8402

ISC8 Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
33-0280334
(IRS Employer Identification No.)

3001 Red Hill Avenue, Costa Mesa, California 92626
(Address of principal executive offices)

714-549-8211
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 29, 2013, ISC8, Inc. (the "Company") and Costa Brava Partnership III L.P. ("Costa Brava") entered into the Sixth Omnibus Amendment, which amends and modifies the terms of certain promissory notes of the Company and the Security Agreement, dated March 16, 2011, as amended, between the Company and Costa Brava (as amended from time to time, the "Security Agreement"), to permit the issuance of, among other promissory notes, the Notes referred to in Item 2.03 below, subordinate the liens securing certain promissory notes to the Notes, and make the Notes and certain senior subordinated notes rank pari passu with one another upon a liquidation of the Company. Costa Brava is the Company's largest stockholder and one of its largest creditors.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On April 30, 2013, the Company consummated an offering ("Offering") consisting of the issuance of senior subordinated secured convertible promissory notes to certain accredited investors ("Holders") in the principal amount of $1,145,000 (the "Notes"). The Notes, which are part of a series of Notes intended to be issued by the Company aggregating up to $4.0 million in principal amount, and are part of the same series of Notes as the 12% senior subordinated promissory notes issued on or after September 27, 2012 to The Griffin Fund, LP, mature on the earlier of September 30, 2013 or the date that the Company issues securities to investors in one or more transactions resulting in gross proceeds to the Company of at least $5.0 million (a "Qualified Financing").

The Notes accrue simple interest at the rate of 12% per annum, and are secured by all assets of the Company under the terms of the Security Agreement. Costa Brava serves as the representative of the Holders under the Security Agreement and has broad discretion as the Holder representative in exercising the rights of the Holders under the Security Agreement.

The Notes are convertible at the election of the Holder into that number of shares of the Company's common stock determined by dividing the outstanding principal and accrued interest due and payable under the Notes by $.12 (the "Conversion Amount"). The Holder has the right to convert the outstanding principal and accrued interest due and payable under the Notes in connection with a Qualified Financing by applying the Conversion Amount to the purchase of the securities issued in connection with the Qualified Financing.

The Notes are subordinate to the Existing Secured Debt of the Company, as such term is defined in the Notes. Payment of all amounts due and payable under the terms of the Notes are accelerated in the event of an event of default under the terms of the Notes.

Item 3.02 Unregistered Sales of Equity Securities.

As additional consideration for the issuance of the Notes, the Holders were issued a total of 3,180,556 shares of the Company's common stock (the "Shares"), representing a value equal to 25% of the principal amount of the Notes purchased by each Holder, calculated using a share value equal to $.09 per share.

J.P. Turner & Company, L.L.C. (the "Placement Agent") acted as placement agent for the issuance of the Notes and the Shares. The Placement Agent received (i) cash commissions totaling $223,000, representing 8% of the gross proceeds of the Offering, (ii) $50,000, representing an expense allowance, and (iii) warrants to purchase up 602,667 shares of common stock of the Company (the "Placement Agent Warrants"). The Placement Agent Warrants have an exercise price equal to $0.09 per share.

The issuance of the Notes and Shares resulted in gross proceeds to the Company of approximately $1,145,000. The net proceeds from the issuance of the Notes and Shares, or approximately $872,000, are expected to be used for general corporate purposes.

The Notes, Shares and Placement Agent Warrants were offered and sold in transactions exempt from registration under the Securities Act in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each of the Holders represented that it was an "accredited investor" as defined in Regulation D.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

Disclaimer.

The foregoing descriptions of Amendment, Notes and Security Agreement do not purport to be complete, and are qualified in their entirety by reference to the full text of the Amendment and Note attached hereto as Exhibits 10.1 and 10.2, and to the Security Agreement attached as Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2011, and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISC8 Inc.

Date:   May 9, 2013
By:	/s/ John Vong

Name: John Vong
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Sixth Omnibus Amendment
EX-10.2	Form of Senior Subordinated Secured Convertible Promissory Note
EX-10.3	Form of Warrant